Exhibit 99.1

RPM REPORTS RECORD RESULTS FOR FISCAL 2017 FIRST QUARTER

•	Net income and diluted earnings per share up double-digit levels
•	Modest sales increase despite continued currency headwinds and sluggish global economy
•	Full-year EPS guidance maintained

Medina, Ohio – October 5, 2016 – RPM International Inc. (NYSE: RPM) today reported record sales, net income and earnings per diluted share for its fiscal 2017 first quarter ended August 31, 2016, despite continued strong headwinds from currency exchange, softness in the energy and heavy equipment industries worldwide and an overall sluggish global economy.

First-Quarter Results

Fiscal 2017 first-quarter net sales of $1.25 billion increased 0.8% over the $1.24 billion reported a year ago. First-quarter net income was up 13.0% to $112.8 million from $99.8 million in the year-ago period, and diluted earnings per share of $0.83 were up 12.2% from $0.74 in the fiscal 2016 first quarter. RPM’s consolidated earnings before interest and taxes (EBIT) increased 4.2% to $167.4 million from $160.6 million reported in the fiscal 2016 first quarter. During the quarter, the company early adopted ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting.” As a result of adoption of this accounting standard, the company recognized a tax benefit, which contributed to lowering the quarterly effective tax rate to 23.6%.

“We were very pleased with the balanced EBIT leverage across all three of our segments during the first quarter, especially in light of the challenging revenue growth environment globally,” stated Frank C. Sullivan, RPM chairman and chief executive officer.

First-Quarter Segment Sales and Earnings

The company’s industrial segment net sales declined 0.2%, to $675.8 million from $677.1 million reported a year ago, with 1.2% in organic growth, while acquisitions added 1.0%. Foreign currency translation reduced sales by 2.4%. Industrial segment EBIT increased 5.9% to $91.1 million from $86.0 million in the fiscal 2016 first quarter.

“RPM’s industrial businesses continued a recent trend of mixed results, depending on the markets they serve, both geographically and by industry. Our companies serving North American commercial construction markets continued to post strong results, while those serving the energy and heavy equipment industries worldwide faced continued dampened demand. Currency headwinds continued to affect our industrial businesses outside the U.S., although our Brazilian business delivered mid-single-digit growth at actual exchange rates and high-single-digit growth in local currencies,” stated Sullivan.

RPM’s specialty segment had sales growth of 3.8%, to $176.3 million from $169.9 million in the fiscal 2016 first quarter. Organic growth contributed 2.6%, while acquisition growth was 2.9%. Foreign currency translation was a negative 1.7%. Specialty segment EBIT was up 15.5% to $30.4 million from $26.3 million in the fiscal 2016 first quarter.

“Many of our specialty business units had solid performance in the quarter, led by our Legend Brands restoration equipment unit and recent acquisitions that added incrementally, all of which contributed to great EBIT conversion,” Sullivan stated.

RPM Reports Record Results for Fiscal 2017 First Quarter

October 5, 2016

RPM’s consumer segment reported a 1.1% increase in sales to $399.9 million from $395.6 million in the fiscal 2016 first quarter. Organic sales improved 1.8%, while acquisition growth contributed 1.0%. Foreign currency translation reduced sales by 1.7%. Consumer segment EBIT improved 6.1% to $70.1 million from $66.1 million in the fiscal 2016 first quarter.

“Our core consumer businesses of small project paints, primers and patch and repair products met our expectations, while our nail enamel product line results were below the prior-year first quarter, as expected. In addition, we struggled a bit in our core caulks and sealants category, as an extremely strong spring sell-in season depleted safety stocks and we were unable to meet continued strong demand during the quarter. Additional capacity is being installed, which should alleviate this issue by the end of our fiscal second quarter,” stated Sullivan.

Cash Flow and Financial Position

During the fiscal 2017 first quarter, cash from operations was $6.5 million compared to $6.6 million a year ago. Capital expenditures were $17.0 million in the quarter, compared to $12.0 million in the year-ago period.

Total debt at August 31, 2016 of $1.66 billion compares to $1.64 billion at May 31, 2016 and $1.72 billion at the end of last year’s first quarter. Net (of cash) debt-to-total capital was 50.5%, versus 54.5% at the end of last year’s first quarter and 50.0% at the end of the prior fiscal year. Liquidity, including cash, was $976.0 million, compared to $882.2 million a year ago and $1.1 billion at May 31, 2016.

“RPM continues to be in a strong financial position to fund a growing cash dividend, acquisitions and internal growth investments,” Sullivan stated.

Business Outlook

“We continue to generate growth across most RPM businesses despite many market and economic challenges, and our operating units were able to leverage this modest sales growth into very strong EBIT growth. This leverage, combined with the quarter’s tax benefit, generated very good improvement in net income and earnings per diluted share. While we experienced a lower tax rate in the quarter due to the adoption of the new accounting standard, we estimate that the full-year effective tax rate will remain in the 26% range as previously disclosed. As a result, we are maintaining our guidance for diluted earnings per share in fiscal 2017 of between $2.68 and $2.78,” stated Sullivan.

Webcast and Conference Call Information

Management will host a conference call to discuss the quarter’s results beginning at 10:00 a.m. EDT today. The call can be accessed by dialing 888-771-4371 or 847-585-4405 for international callers. Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. The call, which will last approximately one hour, will be open to the public, but only financial analysts will be permitted to ask questions. The media and all other participants will be in a listen-only mode. The call may also be accessed via the RPM website at www.RPMinc.com.

For those unable to listen to the live call, a replay will be available from approximately 12:30 p.m. EDT on October 5, 2016 until 11:59 p.m. EDT on October 12, 2016. The replay can be accessed by dialing 888-843-7419 or 630-652-3042 for international callers. The access code is 41121754. The call also will be available both live and for replay, and as a written transcript, via the RPM web site at www.RPMinc.com.

RPM Reports Record Results for Fiscal 2017 First Quarter

October 5, 2016

About RPM

RPM International Inc. owns subsidiaries that are world leaders in specialty coatings, sealants, building materials and related services across three segments. RPM’s industrial products include roofing systems, sealants, corrosion control coatings, flooring coatings and other construction chemicals. Industrial companies include Stonhard, Tremco, illbruck, Carboline, Flowcrete, and Euclid Chemical. RPM’s consumer products are used by professionals and do-it-yourselfers for home maintenance and improvement and by hobbyists. Consumer brands include Rust-Oleum, DAP, Zinsser, Varathane and Testors. RPM’s specialty products include industrial cleaners, colorants, exterior finishes, specialty OEM coatings, edible coatings, restoration services equipment and specialty glazes for the pharmaceutical and food industries. Specialty segment companies include Day-Glo, Dryvit, RPM Wood Finishes, Mantrose-Haeuser, Legend Brands, Kop-Coat, and TCI. Additional details can be found at www.rpminc.com and by following RPM on Twitter at www.twitter.com/RPMintl.

For more information, contact Barry M. Slifstein, vice president – investor relations, at 330-273-5090 or bslifstein@rpminc.com.

This press release contains “forward-looking statements” relating to our business. These forward-looking statements, or other statements made by us, are made based on our expectations and beliefs concerning future events impacting us, and are subject to uncertainties and factors (including those specified below) which are difficult to predict and, in many instances, are beyond our control. As a result, our actual results could differ materially from those expressed in or implied by any such forward-looking statements. These uncertainties and factors include (a) global markets and general economic conditions, including uncertainties surrounding the volatility in financial markets, the availability of capital and the effect of changes in interest rates, and the viability of banks and other financial institutions; (b) the prices, supply and capacity of raw materials, including assorted pigments, resins, solvents and other natural gas- and oil-based materials; packaging, including plastic containers; and transportation services, including fuel surcharges; (c) continued growth in demand for our products; (d) legal, environmental and litigation risks inherent in our construction and chemicals businesses and risks related to the adequacy of our insurance coverage for such matters; (e) the effect of changes in interest rates; (f) the effect of fluctuations in currency exchange rates upon our foreign operations; (g) the effect of non-currency risks of investing in and conducting operations in foreign countries, including those relating to domestic and international political, social, economic and regulatory factors; (h) risks and uncertainties associated with our ongoing acquisition and divestiture activities; (i) risks related to the adequacy of our contingent liability reserves; and (j) other risks detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in our Annual Report on Form 10-K for the year ended May 31, 2016, as the same may be updated from time to time. We do not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

# # #

CONSOLIDATED STATEMENTS OF INCOME

IN THOUSANDS, EXCEPT PER SHARE DATA

(Unaudited)

	Three Months Ended August 31,
	2016	2015
Net Sales	$1,252,063	$1,242,526
Cost of sales	700,021	709,568

Gross profit	552,042	532,958
Selling, general & administrative expenses	384,085	372,854
Interest expense	22,778	22,460
Investment (income), net	(3,838)	(4,068)
Other expense (income), net	542	(489)

Income before income taxes	148,475	142,201
Provision for income taxes	35,081	41,839

Net income	113,394	100,362
Less: Net income attributable to noncontrolling interests	625	547

Net income attributable to RPM International Inc. Stockholders	$112,769	$99,815

Earnings per share of common stock attributable to RPM International Inc. Stockholders:
Basic	$0.85	$0.76

Diluted	$0.83	$0.74

Average shares of common stock outstanding—basic	130,600	130,045

Average shares of common stock outstanding—diluted	135,241	137,307

SUPPLEMENTAL SEGMENT INFORMATION

IN THOUSANDS

(Unaudited)

	Three Months Ended August 31,
	2016	2015
Net Sales:
Industrial Segment	$675,840	$677,108
Specialty Segment	176,336	169,861
Consumer Segment	399,887	395,557

Total	$1,252,063	$1,242,526

Income Before Income Taxes (a):
Industrial Segment
Income Before Income Taxes (b)	$89,266	$84,468
Interest (Expense), Net (c)	(1,837)	(1,523)

EBIT (d)	$91,103	$85,991

Specialty Segment
Income Before Income Taxes (b)	$30,504	$26,489
Interest Income, Net (c)	153	220

EBIT (d)	$30,351	$26,269

Consumer Segment
Income Before Income Taxes (b)	$70,088	$66,123
Interest (Expense) Income, Net (c)	(3)	58

EBIT (d)	$70,091	$66,065

Corporate/Other
(Expense) Before Income Taxes (b)	$(41,383)	$(34,879)
Interest (Expense), Net (c)	(17,253)	(17,147)

EBIT (d)	$(24,130)	$(17,732)

Consolidated
Income Before Income Taxes (b)	$148,475	$142,201
Interest (Expense), Net (c)	(18,940)	(18,392)

EBIT (d)	$167,415	$160,593

(a)	Prior period information has been recast to reflect the current period change in reportable segments.
(b)	The presentation includes a reconciliation of Income (Loss) Before Income Taxes, a measure defined by Generally Accepted Accounting Principles in the United States (GAAP), to EBIT.
(c)	Interest income (expense), net includes the combination of interest income (expense) and investment income (expense), net.
(d)	EBIT is defined as earnings (loss) before interest and taxes. We evaluate the profit performance of our segments based on income before income taxes, but also look to EBIT as a performance evaluation measure because interest expense is essentially related to acquisitions, as opposed to segment operations. For that reason, we believe EBIT is also useful to investors as a metric in their investment decisions. EBIT should not be considered an alternative to, or more meaningful than, income before income taxes as determined in accordance with GAAP, since EBIT omits the impact of interest in determining operating performance, which represent items necessary to our continued operations, given our level of indebtedness. Nonetheless, EBIT is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that this measure is critical to the capital markets' analysis of our segments' core operating performance. We also evaluate EBIT because it is clear that movements in EBIT impact our ability to attract financing. Our underwriters and bankers consistently require inclusion of this measure in offering memoranda in conjunction with any debt underwriting or bank financing. EBIT may not be indicative of our historical operating results, nor is it meant to be predictive of potential future results.

CONSOLIDATED BALANCE SHEETS

IN THOUSANDS

(Unaudited)

	August 31, 2016	August 31, 2015	May 31, 2016
Assets
Current Assets
Cash and cash equivalents	$194,470	$169,458	$265,152
Trade accounts receivable	960,575	951,245	987,692
Allowance for doubtful accounts	(27,940)	(25,032)	(24,600)

Net trade accounts receivable	932,635	926,213	963,092
Inventories	728,597	718,969	685,818
Deferred income taxes	—	33,203	—
Prepaid expenses and other current assets	239,383	274,670	221,286

Total current assets	2,095,085	2,122,513	2,135,348

Property, Plant and Equipment, at Cost	1,362,075	1,259,536	1,344,830
Allowance for depreciation	(729,584)	(679,178)	(715,377)

Property, plant and equipment, net	632,491	580,358	629,453

Other Assets
Goodwill	1,222,659	1,202,311	1,219,630
Other intangible assets, net of amortization	563,225	592,322	575,401
Deferred income taxes, non-current	20,206	6,904	19,771
Other	193,233	143,698	185,366

Total other assets	1,999,323	1,945,235	2,000,168

Total Assets	$4,726,899	$4,648,106	$4,764,969

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$430,475	$442,606	$500,506
Current portion of long-term debt	4,201	1,578	4,713
Accrued compensation and benefits	106,145	102,272	183,768
Accrued losses	32,969	20,504	35,290
Other accrued liabilities	309,813	245,856	277,914

Total current liabilities	883,603	812,816	1,002,191

Long-Term Liabilities
Long-term debt, less current maturities	1,652,529	1,717,312	1,635,260
Other long-term liabilities	699,822	737,819	702,979
Deferred income taxes	53,381	83,137	49,791

Total long-term liabilities	2,405,732	2,538,268	2,388,030

Total liabilities	3,289,335	3,351,084	3,390,221

Commitments and contingencies
Stockholders' Equity
Preferred stock; none issued
Common stock (outstanding 133,377; 133,146; 132,944)	1,334	1,331	1,329
Paid-in capital	930,123	878,835	921,956
Treasury stock, at cost	(213,379)	(160,276)	(196,274)
Accumulated other comprehensive (loss)	(506,251)	(427,665)	(502,047)
Retained earnings	1,223,611	1,002,177	1,147,371

Total RPM International Inc. stockholders' equity	1,435,438	1,294,402	1,372,335
Noncontrolling interest	2,126	2,620	2,413

Total equity	1,437,564	1,297,022	1,374,748

Total Liabilities and Stockholders' Equity	$4,726,899	$4,648,106	$4,764,969

CONSOLIDATED STATEMENTS OF CASH FLOWS

IN THOUSANDS

(Unaudited)

	Three Months Ended August 31,
	2016	2015
Cash Flows From Operating Activities:
Net income	$113,394	$100,362
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation	17,679	16,775
Amortization	11,121	11,092
Deferred income taxes	(434)	(8,207)
Stock-based compensation expense	8,171	6,707
Other non-cash interest expense	2,481	2,430
Realized (gain) on sales of marketable securities	(2,584)	(2,375)
Other	18	(337)
Changes in assets and liabilities, net of effect from purchases and sales of businesses:
Decrease in receivables	28,663	19,112
(Increase) in inventory	(42,763)	(52,082)
(Increase) decrease in prepaid expenses and other current and long-term assets	(18,206)	186
(Decrease) in accounts payable	(70,598)	(65,285)
(Decrease) in accrued compensation and benefits	(77,738)	(65,704)
(Decrease) in accrued losses	(2,021)	(1,466)
Increase in other accrued liabilities	38,015	35,868
Other	1,302	9,519

Cash Provided By Operating Activities	6,500	6,595

Cash Flows From Investing Activities:
Capital expenditures	(16,957)	(12,035)
Acquisition of businesses, net of cash acquired	(17,274)	(5,120)
Purchase of marketable securities	(13,099)	(4,775)
Proceeds from sales of marketable securities	12,602	11,218
Other	272	375

Cash (Used For) Investing Activities	(34,456)	(10,337)

Cash Flows From Financing Activities:
Additions to long-term and short-term debt	91,669	94,516
Reductions of long-term and short-term debt	(76,973)	(18,401)
Cash dividends	(36,529)	(34,634)
Shares of common stock repurchased and returned for taxes	(17,105)	(35,348)
Payments of acquisition-related contingent consideration	(4,033)	(1,585)
Other	(866)	267

Cash (Used For) Provided By Financing Activities	(43,837)	4,815

Effect of Exchange Rate Changes on Cash and Cash Equivalents	1,111	(6,326)

Net Change in Cash and Cash Equivalents	(70,682)	(5,253)
Cash and Cash Equivalents at Beginning of Period	265,152	174,711

Cash and Cash Equivalents at End of Period	$194,470	$169,458